Exhibit 99.1

Contact:
Media Inquiries:
ph: 563-875-5995
Investor Inquiries:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
630-573-7328

RC2 Recalls Five Additional Thomas & Friends™ Wooden Railway Items
Extensive Retesting Helps Assure Safety of Existing Toys;
RC2 Announces Multi-Check Toy Safety System to Strengthen New Toy Safety

OAK BROOK, IL, September 26, 2007 --  RC2 Corporation (NASDAQ:RCRC) today announced that it is voluntarily recalling five Thomas & Friends Wooden Railway items due to levels of lead in surface paint that may exceed U.S. Consumer Product Safety Commission requirements. Since the Company’s recall announced in June of 2007, more than 1,500 individual Thomas & Friends toy styles have been retested to ensure their safety.  This testing led to five additional discoveries that has prompted this voluntary recall.  In total, this recall affects up to 200,000 units in the United States and an additional 69,000 units distributed outside the U.S.  There have been no reports of illness or injury related to any of the recalled toys.  The recalled toys were all manufactured before April 30, 2007.

“On behalf of everyone at RC2, let me personally apologize for the worry an additional recall creates for parents everywhere,” said Curt Stoelting, RC2’s chief executive officer.  “We deeply regret the burden that recalling toys creates for parents, but we believe parents should be assured of two things: First, that the Thomas & Friends Wooden Railway toys they already have are safe and, second, that the new toys in stores are safe.”

The items subject to recall include two toy vehicles and three accessories:
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The all-black cargo car included in the Brendam Fishing Dock Set.  No other cargo cars are included in the recall, including all-black cargo cars sold in sets other than the Brendam Fishing Dock Set.   Recalled all-black cargo cars from the Brendam Fishing Dock Set can be identified by either the absence of a tracking code or one of the following tracking codes on the car’s underside.

26833i 28233i 23243i00	24643i00 25343i00 27443i00	32043i00 34743i00 01553i00	04553i00 13353i00 14753i00	15453i00 18353i00
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A Toad vehicle with a brake lever, which can be identified by a single tracking code, 1656OW00, on its underside. No other Toad vehicles are included in the recall, as each of these vehicles has a different tracking code.

●
An olive green Sodor cargo box accessory included in the Deluxe Cranky the Crane Set. This accessory did not in the past carry a tracking code.  RC2 is asking consumers to return any olive green Sodor cargo box produced as part of the Deluxe Cranky the Crane Set between January 2006 and December 2006.  Current production of this accessory has a tracking code on the underside and is not included in the recall. Therefore any olive green Sodor cargo box with a tracking code on it is not subject to the recall.  No other Sodor cargo boxes are included in the recall, including those sold in sets other than the Deluxe Cranky the Crane Set.

●
The all-green maple tree top and signal base accessories included in the Conductor’s Figure 8 Set.  Because these accessories did not in the past carry tracking codes, RC2 is asking consumers to return any all-green maple tree tops and signal bases produced as part of the Conductor’s Figure 8 Set from March 2006 to April 2007.  Current production of these accessories has tracking codes and if the tree or signal base has a tracking code on it then it is not included in the recall.

Parents and care givers are urged to immediately remove the recalled toys and return them to RC2. Each consumer participating in the recall will receive a replacement at no charge for each recalled toy that is returned and a free gift.  For pre-paid shipping labels and help identifying and returning the recalled toys, consumers are encouraged to visit RC2’s recall website http://recalls.rc2.com.  Concerned parents may also email recalls@rc2corp.com or call RC2’s Consumer Care Center toll-free at (866) 725-4407 for assistance in identifying and returning the recalled toys.

“To assure that the toys families already have are safe, more than 1,500 individual Thomas & Friends Wooden Railway toy styles were retested,” added Stoelting.  “By casting this wide net, we discovered that five additional items were potentially unsafe, and they are being recalled today.” The Company worked in full cooperation with the U.S. Consumer Product Safety Commission to voluntarily recall the five additional Thomas & Friends Wooden Railway items.

“We’ve learned from our own experience and that of other toy companies and have established significant additional safeguards to ensure that our toys are safe,” Stoelting said, “Since June, RC2 has instituted its Multi-Check Toy Safety System to reduce potential future risks to children and preserve parents’ trust.”

 The Multi-Check Toy Safety System, which helps assure parents that new toys are safe, includes:

●	Increased scope and frequency of testing of both incoming materials and finished products, including testing of finished products from every production run

●	Tougher certification program for contract manufacturers and paint suppliers, including evidence that toy safety standards and quality control procedures are in place and operating effectively

●	Mandatory paint control procedures for contract manufacturers, including certified independent lab test results of every batch of wet paint before the paint is released for production

●	Increased random inspections and audits of both manufacturers and their suppliers, including semi-annual audits and quarterly random inspections for key suppliers

●	Zero tolerance for compromise on RC2 specifications reinforced by mandatory vendor compliance seminars and signed agreements

“And we’re not finished. We know that every day we must earn the faith that parents place in us and in the quality and safety of our toys.  That’s why we will continue to look for and explore new ways to further improve the safety of our toys,” said Stoelting.  “We take our toy safety responsibilities very seriously and measure our success by the trust parents place in us and in our toys.  Many of us at RC2 are parents, so knowing that we’re taking the right steps to protect children is very important to us personally as well as professionally.”

Complete recall information and assistance in identifying the recalled toys is available on RC2’s recall website http://recalls.rc2.com or from RC2’s Consumer Care Center, which can be reached toll-free at (866) 725-4407.  As part of its public outreach efforts, RC2 is notifying retailers to remove the recalled items from their inventories and also is sending letters to families who may have received one or more of the recalled items directly from the Company.

About RC2 Corporation
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant products that are targeted to consumers of all ages. RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® by Learning Curve and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends™, Bob the Builder™, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street. RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the risk that the charges and expenses the Company expects relating to the recall may increase based on the amount of inventory of affected products at retailers, the amount of affected products that may be returned by consumers and the cost of providing replacement products to consumers and retailers; the outcome of the class action lawsuits that have been filed against the Company related to the recall and the possibility of potential new claims or litigation; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.